SERVICES AGREEMENT

This Services Agreement (the "Agreement") made and entered into as of this 13th day of July, 2005 ("Effective Date"), by and between **THE TUBE MUSIC NETWORK, INC.** a Florida corporation, ("User"); and **CRAWFORD COMMUNICATIONS, INC.,** a Georgia corporation ("CCI").

RECITALS

User requires satellite space segment and services in connection with the playback and transmission of television programming produced and distributed by User; and

CCI has the facilities and expertise necessary to provide the satellite space segment, playback, and transmission services required by User.

FOR AND IN CONSIDERATION OF the mutual covenants and conditions herein and other good and valuable consideration, the receipt, sufficiency, and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. User's Obligations. At no expense to CCI, User shall provide to CCI at 3845 Pleasantdale Road, Atlanta, Georgia 30340 (the "CCI Facility") MPEG files via file transfer protocol or DV25 files via tapes or disc formats (at User's option) of the programs, infomercials, promotional spots, commercials, network identifications, sponsor billboards, interstitials and any other materials that comprise User's program service (the "Program Material") for which it wishes CCI to provide Services (as defined in **Paragraph 2** below) and logs that identify specific components of the Program Material, their duration, and the schedule for transmitting such components (the "Program Logs"). User will also have the option (at User's sole expense) to deliver the Program Material to CCI using a direct fiber connection to CCI's point of presence. User will provide Program Logs in a format and using a delivery mechanism reasonably designated by User, which delivery mechanism may include as text files via the Internet. User shall make all reasonable efforts to provide Program Material and Program Logs no later than forty-eight (48) hours before such Program Material is to be uplinked. CCI will not use the Program Materials for any purpose other than as necessary to provide the Services specified in this Agreement.

2. Provision of Services by CCI. Subject to the terms and conditions of this Agreement, CCI shall provide User with Origination Services, Library/Storage Services, Uplink Services, Satellite Space, Security, Monitoring Services, Performance, and Operational Support services with respect to the Program Material (all of which shall be referred to in the aggregate as the "Services") twenty-four (24) hours per day, seven (7) days per week (the "Services Period") during the Term (as defined in **Paragraph 4**, below).

(a) "Origination Services" shall include: 1) receiving the Program Material from User and providing quality control services by reviewing tapes or discs on a real-time basis to identify any timing or other quality control issues, with any such issues to be promptly reported by CCI to User as soon as any such issues are identified for User, in which case either User will take corrective action and send corrected Program Materials to CCI or CCI will take corrective action based on User-provided instructions, 2) inserting bar codes and/or such other information or material as is necessary to permit the Program Material to be used with a CCI-owned fully automated playback system (the "Playback System"), which shall include an Omneon video server or such other functionally equivalent server and shall support cue tone insertion and the compression system will provide cue triggers with digital program insertion (or DPI); 3) inserting such other ancillary data into the Program Material as is reasonably requested by User; 4) inserting Program Material into the Playback System at an information rate of fifteen (15) Mbps (the "Bit Rate") in accordance with the Program Logs or Revised Logs (defined below), as applicable, with two (2) stereo pairs per video channel (User shall have discretion regarding what content is placed on the second stereo pair); 5) revising the Program Logs as necessary in accordance with User's instructions (the "Revised Logs"); 6) assisting User with the necessary interface between the User's traffic system and the Playback System for the most seamless and automated process available; 7) organizing and integrating the components of the reviewed and corrected Program Material in accordance with the scheduling instructions provided in the Program Logs or Revised Logs (the "Program Feed"); 8) using the Playback System to playback the Program Feed at the Bit Rate; 9) unless other provided in this Agreement, providing all hardware, software and networking resources and the full range of technical operations and support services required for origination of the Program Feed to the extent required for the timely and proper performance of the foregoing items in accordance with this Agreement; and 10) providing an on-air bug inserter linked to or integrated with the Playback System to add appropriate User identifier information into the Program Feed as specified by User;

(b) "Library/Storage Services" shall include: 1) providing appropriate space to library (i.e., store) up to five hundred (500) tapes or disc, or such other amount as mutually agreed in writing by the parties, of Program Material at the CCI Facility; 2) providing appropriate digital asset storage to library (i.e., store) at least one thousand five hundred (1,500) hours of Program Material at the Bit Rate in the CCI-owned digital asset management system; and 3) User shall be invoiced for any tapes or disc stored in excess of five hundred (500) tapes or discs at a rate of Two and 50/100 Dollars ($2.50) per tape or disc per month, and shall be invoiced for any Program Material digitally stored in excess of a total of one thousand five hundred (1,500) hours at a rate of Two and No/100 Dollars ($2.00) per hour per month (based upon the Bit Rate). Any tape (or disc) or Program Material in CCI's possession for any portion of any calendar month shall be considered to have been stored by CCI for one full month.

(c) "Uplink Services" will include CCI: 1) encoding the Program Material according to the technical specifications necessary for compression and uplink using User Equipment (defined in **Paragraph 3(b)** below) (the "Encoded Signal"); and 2) transmitting the Encoded Signal continuously during the Services Period in accordance with the Program

Log or Revised Logs, as applicable, with a minimum of a 4 meter C-Band antenna and with the RF electronics (HPAs and upconverters) configured with 1:1 redundancy to the CCI-provided Satellite Space (as that term is defined in **Paragraph 2(e)** below); 3) Transmitting the Encoded Signal in compliance with broadcast quality standards; and 4) providing a minimum bit rate at no less than five (5) Mbps constant bit rate (CBR) across the satellite space segment and providing User with any information requested as to the actual bit rate used in excess of such five (5) Mbps, and the filter and priority settings that may impact the quality of service.

(d) CCI shall maintain a "Reliability Standard" of 99.99% for Services calculated on a rolling six-month basis (the "Reliability Standard Period"). An "Outage" shall be defined as any time the Services are not available as set forth in this **Paragraph 2**. Outages that are caused by events beyond CCI's reasonable control shall not be utilized in the Reliability Standard calculation, including any outages caused by media and/or playlists coordinated by User. In the event CCI is in default of the Reliability Standard, CCI shall have a ninety-day (90) period to cure said default (the "Standards Cure Period"). Should CCI again breach the Reliability Standard during the Standards Cure Period, calculated on a prorated ninety (90) day basis, or if any single Outage of fifteen (15) or more continuous minutes occurs at any time during the Term, then User shall have the right to terminate this Agreement or exercise any of its other rights as set forth in **Paragraph 9** below by providing written notice to CCI thereof (the "Termination Notice"), provided such Termination Notice is issued within forty-five (45) days of the event that gave rise to User's right to terminate the Agreement, along with the date upon which the termination will be effective. The date the termination will be effective (the "Final Termination Date") will be any date between the date of the Termination Notice and the end of the Term of this Agreement, as solely determined by User. Provided CCI is not in default of the Reliability Standard during the Standards Cure Period, a new Reliability Standard Period will commence at the conclusion of the Standards Cure Period and the Services Agreement will remain in full force and effect thereafter.

(e) "Satellite Space" shall include allocated space segment on the AMC-3 satellite (located at 87° West), or such other comparable satellite CCI may designate upon no less than ninety (90) days prior notice, subject to User's approval, which shall not be unreasonably withheld (the "Satellite"). The Satellite Space shall conform to the following minimum requirements: ¾ rate FEC, and QPSK modulation for five (5) Mbps throughput.

(f) "Monitoring Services" shall include: 1) 24 hours/day x 7 days/week monitoring (including, without limitation, visual monitoring) the Program Feed transmissions generated at the CCI Facility; 2) compiling a log of all programs transmitted each day, with identifying numbers, titles, and transmission times (the "As-Run Log"); 3) providing real-time detection of audio, video and other errors or failures and taking immediate corrective action; and 4) compiling reports of any transmission, tape, playback, equipment, and operator failures and errors, the time of such error, the sources, if known, of such error, and the corrective action taken by CCI (the "Discrepancy Reports"). CCI will deliver the As-Run Log and Discrepancy Reports daily, by facsimile or e-mail, to User's designated representative for the previous day to demonstrate performance and

compliance with the standards and terms set forth in this Agreement. CCI will work and cooperate with User to automate the foregoing process and integrate it with User's traffic system.

(g) "Operational Support" - CCI will designate a single point of contact to oversee CCI's performance of the Services and fulfillment of its other responsibilities under this Agreement and to represent CCI in the day-to-day activities (the "Project Manager"). CCI will maintain a telephone support center, which shall be available on a 24 hours/day x 7 days/week basis for User to contact regarding problems with the Services. CCI shall assist User in the maintenance of the User Equipment and all of its equipment, software and other resources used to provide the Services, and shall respond promptly to problems and defects in any such resources. CCI shall provide User with escalation procedures and contact information for problems with the Services.

(h) "Security" CCI shall implement reasonable security measures consistent with industry practices to secure the User Equipment and its systems, operations and communications transmissions against unauthorized access and intrusions. CCI shall promptly notify User of any security breach that affects the Program Materials, Program Logs, or User Equipment of which CCI becomes aware and shall take any and all appropriate actions to remedy any such breach and to ensure that it does not recur.

3. **Equipment**

(a) All equipment used by CCI to perform and provide the Services shall be supported by an Uninterrupted Power Supply ("UPS"), and will be supported with automatic transfer to an on-site backup diesel generator.

(b) User will provide CCI equipment set forth on Exhibit A ("User Equipment"). The User Equipment shall be placed at a mutually agreeable location during the Term of the Agreement. CCI shall use the User Equipment only for performing the Services under this Agreement. User personnel, agents and other third parties as directed by User shall have access to such User Equipment at any time upon reasonable notice to CCI. CCI acknowledges and agrees that it shall have physical custody only of the User Equipment during the Term, but that title and ownership shall remain with User. CCI shall not place, nor permit the placement of, liens or other encumbrances upon such User Equipment. CCI will perform, at no additional charge, all installation of, and initial cursory troubleshooting for, the User Equipment. During the Term of the Agreement, CCI shall label (external to such equipment as well as noted in CCI's internal records) the User Equipment to indicate User's ownership thereof.

4. **Term and Event of Termination.**

(a) **Term.** Unless sooner terminated pursuant to the terms hereof, the term of this Agreement shall commence August 1, 2005 and continue for a period of three (3) consecutive years thereafter (the "Term"). Notwithstanding the foregoing, the parties acknowledge that a "soft launch" shall occur with respect to certain of the Services no later than August 1,

2005, but that CCI shall not be obligated to provide the full complement of Services set forth herein until August 8, 2005.

(b) Event of Termination. In the event of expiration or termination of this Agreement, each party shall promptly return (or destroy at the direction of the other party) the other party's Confidential Information and, provided there is no User Event of Default, CCI shall promptly allow User access to remove the User Equipment. The termination or expiration of this Agreement shall not affect vested rights of any party hereto existing as of the date of such termination or expiration.

5. Fees.

(a) As consideration for CCI's provision of Services hereunder, User agrees to pay CCI a "Monthly Fee" during the Term equal to Forty Thousand and No/100 Dollars ($40,000.00) per month (comprised of Twenty-Two Thousand and No/100 Dollars ($22,000.00) per month for Space Segment and Uplink Services, and Eighteen Thousand and No/100 Dollars ($18,000.00) per month for Origination Services and all other Services other than Space Segment and Uplink Services). The Monthly Fee shall be appropriately prorated for the first month of Services provided hereunder. The Monthly Fee shall be payable by User via electronic funds transfer to the following account in advance on the first day of each month in which Services are to be provided:

SunTrust Bank
P.O. Box 4418
Atlanta, Georgia 30302
U.S.A.

1-800-947-3786	Domestic Wires
1-800-951-7847	International Wires
ABA/Route #:	061000104
Account #:	8800518956
Swift Code:	SNTRUS3A

(b) If undisputed payments are not received within fifteen (15) days after User's receipt of notice that the payment is past due, CCI, in addition to all other rights and remedies available to it hereunder, shall have the right to suspend providing Services until such undisputed payment is received, or until this Agreement is terminated in all respects by CCI in accordance with **Paragraph 6** below. Any amounts due CCI that are not paid by User within twenty (20) days after the due date shall accrue interest from the due date until paid at the rate of the lesser of one and one percent (1%) per month or the highest rate permitted by applicable law. Any suspended Services shall be immediately reinstated upon payment of undisputed amounts by User, provided such payment occurs within thirty (30) days of User's receipt of notice from CCI that such payment is past due, and further provided User is not otherwise in default of this Agreement.

CCI shall issue to User a "Credit" on a monthly basis for any Outage (as that term is defined in **Paragraph 2(d)**, above) occurring for ten (10) or more consecutive minutes, or for more than fifteen (15) cumulative minutes in a twenty-four (24) hour period, as follows: the Credit shall equal the quotient of the Monthly Fee divided by forty-three thousand two hundred (43,200) multiplied by the total length of the qualifying Outage expressed in minutes rounded to the nearest minute.

(c) Upon execution of this Agreement, User shall deliver to CCI Eighty Thousand and No/100 Dollars ($80,000.00), which represents the first Monthly Fee due hereunder (appropriately prorated) and a "Security Deposit" to be held and used by CCI for payment of any valid fees, expenses or other charge against User, including, but not limited to, late fees, interest, or the Monthly Fee. In the event that CCI must use any part of or the entire amount of the Security Deposit prior to the termination of this Agreement, User shall pay to CCI all or a portion of the Security Deposit as CCI may demand in writing. CCI shall return the Security Deposit, or any remaining portion thereof, to User within five (5) business days of the end the Agreement, provided User has paid to CCI all valid fees owed CCI by User.

(e) During the Term of this Agreement, CCI shall offer User the opportunity to upgrade the Services or obtain new services that are made generally available by CCI on commercially reasonable terms and pricing. In the event that CCI introduces any new technology that substantially or materially increases the overall capacity of the space segment available to CCI or materially reduces the costs of such capacity, CCI shall promptly notify User thereof and upon written request by User, the parties shall negotiate in good faith an equitable reduction in the fees payable by User under this Agreement.

6. User's Default. The occurrence of any one or more of the following events shall constitute a default by User hereunder (a "User Event of Default"):

(a) User's failure to pay any sums required to be paid hereunder to CCI within thirty (30) days after User's receipt of written notice from CCI that such sums are past due, including, without limitation, the Monthly Fee;

(b) User shall have failed to comply with any term, provision or condition, other than the payment of money to CCI under this Agreement, which failure shall not have been cured by User within ten (10) days of User's receipt of written notice of such default CCI;

(c) The filing of any petition for relief under any provision of the Federal Bankruptcy Code or any similar state law is brought by or against User which is not dismissed within sixty (60) days after the date of filing; or

(d) An application for the appointment of a receiver for User, the making of a general assignment for the benefit of creditors by User, or the insolvency of User.

Upon the occurrence of a User Event of Default, CCI shall be entitled to (i) terminate this

Agreement with no further obligation whatsoever, including the provision of Services; (ii) retain any unapplied portion of the Security Deposit; and (iii) exercise any other remedies available to it under this Agreement or under applicable law. All remedies hereunder shall be cumulative.

7. **CCI's Default.** The occurrence of any one or more of the following shall constitute a default by CCI hereunder (a "CCI Event of Default"):

(a) CCI's failure to comply in any material respect with any term, provision or condition of this Agreement, which failure shall not have been cured by CCI within thirty (30) days after CCI's receipt of written notice thereof from User alleging such a default, except for any Reliability Standard default which shall be subject to the provisions of **Paragraph 2(d)**, reflected herein;

(b) the filing of any petition for relief under any provision of the Federal Bankruptcy Code or any similar state law is brought by or against CCI which is not dismissed within sixty (60) days after the date of filing; or

(c) an application for the appointment of a receiver for CCI, the making of a general assignment for the benefit of creditors by CCI, or the insolvency of CCI.

Upon the occurrence of a CCI Event of Default, User shall be entitled to (i) terminate this Agreement; and (ii) exercise any other remedies available to it under this Agreement or under applicable law. All remedies hereunder shall be cumulative.

8. **User Representations, Warranties and Covenants**. User represents and warrants to, and covenants and agrees with, CCI that as of the date hereof and during the Term:

(a) User is duly organized, validly existing, and in good standing under the laws of the State of its incorporation, has the power to lease its property and operate its business, and if it is not a Georgia corporation or limited liability company, it is authorized as a foreign corporation or limited liability company to transact business in the State of Georgia;

(b) User has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent required hereby. This Agreement constitutes the valid and binding obligation of User, enforceable in accordance with its terms. No consents, approvals, authorizations, or orders of any court or governmental authority or other agency or body or any third person whomsoever is required for User to consummate or to cause to be consummated the transactions contemplated hereby, except for such consents, approvals, authorizations, or orders as User shall obtain at its sole cost and expense;

(c) The execution and delivery of this Agreement by User does not, and the consummation of the transactions under this Agreement will not: (i) violate any provision of the Articles of Incorporation or Organization, Bylaws or Operating Agreement, as applicable, or other governing instrument of User; (ii) result in a violation of any law, statute, ordinance, rule, regulation, order, writ, injunction, decree, or award of any court or governmental authority

or other agency or body having jurisdiction over User; or (iii) violate or constitute an occurrence of default under the provisions of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligation under any mortgage, deed of trust, conveyance to secure debt, note, loan, security agreement, lien, lease, agreement, contract, instrument, license, certificate, permit, franchise, or right held by User, or other material arrangement to which User is party or by which it is bound;

(d) The Program Materials shall not include MPAA "*X-rated*" films or any material the transmission of which violates applicable law;

(e) Prior to providing the Program Materials to CCI for transmission, User shall have obtained all rights in the Program Materials and in all literary, dramatic, and musical material included therein necessary for the transmission of the Program Materials as contemplated hereunder; the transmission of the Program Materials by CCI will not result in the violation or infringement of any copyright, literary or dramatic right, trademark, trade name, right of privacy or any other intellectual property rights whatsoever of any person or entity related to the Program Materials (or any element thereof), or the transmission thereof;

(f) To User's actual knowledge as of the Effective Date, User has received no claim or actual knowledge that litigation is pending or threatened with respect to the Program Materials or any element thereof;

(g) User shall comply with the rules and regulations, guidelines, and procedures of the Federal Communications Commission (the "FCC") and the requirements of the Federal Trade Commission and state, federal, and local governmental agencies with jurisdiction over the content of the Program Materials, all to the extent applicable to User's business;

(h) User has the right and authority to enter into this Agreement and to perform fully its duties and obligations hereunder; and

(i) As of the date of this Agreement: 1) User has not sought and has no intention voluntarily to seek the protection of the bankruptcy laws; 2) User has no present reason to believe that any creditor or creditors of User have caused or presently intend to cause User to become the subject of any proceeding under the bankruptcy laws; and 3) User has no knowledge of any state of facts that, if known to creditors of User: (A) would cause User voluntarily to seek the protection of the bankruptcy laws, or (B) might reasonably cause such creditor or creditor of User to cause User to become the subject of any proceeding under the bankruptcy laws.

9. **CCI Representations, Warranties and Covenants**. CCI represents and warrants to, and covenants and agrees with, User that during the Term:

(a) CCI has and will maintain during the Term of this Agreement all rights, power, licenses, permits, and authorizations (including, but not limited to, those issued under the authority of federal, state, and local governments and governmental agencies) necessary to enter into and perform the obligations of CCI under this Agreement.

(b) CCI shall comply with the rules and regulations, guidelines, and procedures of the FCC, and the requirements of state, federal, and local governmental agencies with jurisdiction over the transmission and broadcast of the Program Materials and the performance of CCI's obligations under this Agreement.

(c) CCI has the right and authority to enter into this Agreement and to perform fully its duties and obligations hereunder.

(d) As of the date of this Agreement: 1) CCI has not sought and has no intention voluntarily to seek the protection of the bankruptcy laws; 2) CCI has no present reason to believe that any creditor or creditors of CCI have caused or presently intend to cause CCI to become the subject of any proceeding under the bankruptcy laws; and 3) CCI has no knowledge of any state of facts that, if known to creditors of CCI: (A) would cause CCI voluntarily to seek the protection of the bankruptcy laws, or (B) might reasonably cause such creditor or creditor of CCI to cause CCI to become the subject of any proceeding under the bankruptcy laws.

(e) CCI is duly organized, validly existing and in good standing under the laws of the State of its incorporation, has the power to lease its property and operate its business, and if it is not a Georgia corporation or limited liability company, it is authorized as a foreign corporation or limited liability company to transact business in the State of Georgia.

(f) CCI has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent required hereby. This Agreement constitutes the valid and binding obligation of CCI, enforceable in accordance with its terms. No consents, approvals, authorizations or orders of any court or governmental or other agency or body or any third person whomsoever is required for CCI to consummate or to cause to be consummated the transactions contemplated hereby, except for such consents, approvals or authorizations as CCI shall obtain at its sole cost and expense.

(g) The execution and delivery of this Agreement by CCI does not, and the consummation of the transactions hereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws of CCI; (ii) result in a violation of any law, statute, ordinance, rule, regulation, order, writ, injunction, decree or award of any court or governmental authority or body having jurisdiction over CCI; or (iii) violate or constitute an occurrence of default under the provisions of, or conflict with, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligation under any mortgage, deed of trust, conveyance to secure debt, note, loan, security agreement, lien, lease, agreement, contract, instrument, license, certificate, permit, franchise or right held by CCI, or other material arrangement to which CCI is party or by which it is bound.

(h) CCI will perform the Services (including, without limitation, any maintenance services on the User Equipment) in a professional and workmanlike manner consistent with the highest industry standards.

10. <u>**Force Majeure.**</u> Neither User nor CCI shall be liable, except to the extent otherwise

provided for in this Agreement, for any failure of performance hereunder due to causes beyond its reasonable control and not caused by the fault or negligence of the party seeking relief under this **Paragraph** 11, including, but not limited to, acts of God (including, without limitation, lightning, fire, flood, or other catastrophes); malfunction or failure of the equipment, power, or facilities of CCI (unless the result of negligence by CCI); change in the substance or application of any law, order or regulation of any local, state, or federal government having jurisdiction over CCI or User or any instrumentality of any one or more of said governments; insurrections, riots, and wars.

11. **Indemnification**.

(a) User shall indemnify and hold harmless CCI from and against all losses, liabilities, damages, costs, and expenses, including reasonable attorneys' fees and disbursements, incurred by CCI and arising out of or in connection with: 1) any third party claims, actions, or proceedings arising out of the content of the Program Materials provided by User for transmission by CCI; and 2) any breach or alleged breach of any representation, warranty, covenant, or agreement made herein by User.

(b) CCI shall indemnify and hold harmless User from and against all claims, losses, liabilities, damages, costs, and expenses, including reasonable attorneys' fees and disbursements, incurred by User and arising out of or in connection with: 1) any third party claims, actions, or proceedings arising out of any breach or alleged breach of any representation, warranty, covenant, or agreement made herein by CCI; and 2) any damage to or resulting from User Equipment due to the negligence or willful acts or omissions of CCI.

(c) In no event shall either party be liable to the other for incidental, special, indirect, punitive, or consequential damages of any nature or loss of anticipated profits arising out of or related to this Agreement, whether or not such damages are foreseeable.

(d) In the event that any person or entity shall make any claim or institute any suit or proceeding against a party to which this indemnity would apply, such party shall promptly notify the indemnifying party in writing, and the indemnifying party shall promptly assume, at its own cost and expense, the defense thereof; provided, however, that indemnitee's failure to provide such notice shall not affect this indemnity unless indemnitor has been materially prejudiced by indemnitee's delay in providing such notice. If the indemnitor has been so notified and is not diligently, continuously, and satisfactorily pursuing such matter, the indemnitee may take such action on behalf of itself and may, at its election, offset any costs incurred as a result against any payments due hereunder or forward a bill for such amount to the indemnitor, which shall be promptly reimbursed.

12. **Assignment of Agreement**. Neither party shall have any right to assign or delegate any of its rights, duties, or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the preceding, either party may assign this Agreement in its entirety without such consent to any controlled affiliate of such party or to any successor in interest of such party through a merger, acquisition, reorganization or sale of all or substantially all of the assets or business of such party; provided, however, that the assigning party shall nevertheless remain liable for the performance of

its obligations under this Agreement. CCI will not subcontract out any material portion of the Services without User's prior written approval and in the event that User gives such consent, CCI will remain responsible for the performance of any such subcontractor. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

13. **Modifications**. This Agreement shall not be modified, except by written instrument duly executed by the authorized representatives of CCI and User.

14. **Waiver**. The failure of either CCI or User to object to or take action with respect to any conduct of the other, which is in violation of the terms of this Agreement, shall not be construed as a waiver of such violation or breach, or of any prior or subsequent breach, violation, or wrongful conduct.

15. **Headings**. The headings in this Agreement are solely for convenience and ease of reference and shall have no effect in interpreting the meaning of any provision of this Agreement.

16. **Choice of Law**. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

17. **Binding Effect**. This Agreement and its rights, privileges, duties, and obligations shall inure to the benefit of and be binding upon each of the parties hereto, together with their respective successors and permitted assigns.

18. **Notices**. All notices permitted or required to be given hereunder shall be given in writing and deemed given either when personally delivered or upon receipt, after having been deposited in the United States mail, by certified mail, return receipt requested, postage prepaid and addressed to the respective parties at the addresses set forth after their respective names below, or at such different addresses as any party shall have correspondingly thereto notified the other party in writing in accordance with the notice provisions of this Paragraph.

CCI:	Crawford Communications, Inc. 3845 Pleasantdale Road Atlanta, Georgia 30340 Attn: James L. Schuster, Senior Vice President and President, Satellite Services
with a copy to:	Wagner, Johnston & Rosenthal, P.C. 5855 Sandy Springs Circle, Suite 300 Atlanta, Georgia 30328-4834 Attn: Craig A. Wagner, Esq.
User:	The Tube Music Network 3200 West Oakland Park Blvd. Lauderdale Lakes, Fla. 33311 Attn: John Poling, Chief Financial Officer

19. **Counterparts; Severability**. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same contract, which shall sufficiently be evidenced by any such original counterpart. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from the remaining portion of this Agreement, which shall otherwise remain in full force and effect.

20. **Entire Agreement**. This Agreement represents the full and complete agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior written or oral agreements between said parties with respect to said subject matter.

21. **Insurance**. Without limiting CCI's indemnification obligations in this Agreement, CCI shall procure, maintain during the Term and for a period of two (2) years thereafter, and provide User a certificate of insurance coverage with an insurance company or companies having a Best's Financial Performance Rating of A+/A++ showing the existence and policy limits of the following:

(a) Commercial General Liability insurance endorsed for Premises-Operations, Products/Completed Operations, Broad Form Property Damage, and Personal Injury with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and written on an occurrence form coverage basis; and

(b) Statutory workers compensation insurance in the state(s) or jurisdictions in which CCI's personnel performs services for User, and employer's liability insurance with limits of not less than One Million Dollars ($1,000,000): (i) for each accident; and (ii) for each employee for occupational disease; and (iii) policy limit for disease; and

(c) Umbrella/excess liability insurance with minimum limits such that when added to the per occurrence coverage of **Paragraph 21(a)** above, the per occurrence coverage equals Three Million Dollars ($3,000,000).

(d) Professional (Errors and Omissions) liability coverage with a minimum combined single limit of $1,000,000.

Upon request by User, CCI shall provide User with a certificate of insurance evidencing that the above noted insurance requirements have been satisfied and specifying that User shall receive thirty (30) days advance written notice of any cancellation of or reduction in coverage.

22. **Confidentiality**.

(a) "Confidential Information" shall mean any information in any form (including but not limited to oral, written, graphic, or electromagnetic forms) which is exchanged between the parties pursuant to this Agreement, and that is designated or identified as proprietary or confidential or should reasonably be understood by the receiving party to be confidential to the disclosing party. Without limiting the generality of the foregoing, User's Confidential Information will include all Program Logs, customer and supplier information, business

plans, financial information, User Equipment, and other information provided by User relating to the Services hereunder. The terms of this Agreement shall be deemed the Confidential Information of both parties. Confidential Information shall not include information which (i) is or becomes generally known to the public through no act or omission of the receiving party, (ii) was in the receiving party's possession prior to the disclosure hereunder without an obligation of confidentiality, (iii) is disclosed to the receiving party by a third party not under an obligation of confidentiality, or (iv) was independently developed by the receiving party.

(b) The receiving party shall, and shall obligate its employees and agents to: (i) not disclose the disclosing party's Confidential Information to a third party without the disclosing party's prior written approval; (ii) maintain any Confidential Information received from the disclosing party in strict confidence; and (iii) not, directly or indirectly, use the Confidential Information received from the disclosing party for any purpose other than to perform its obligations under or pursuant to this Agreement. The receiving party may disclose the Confidential Information received from the disclosing party only to those employees and agents who need to know the same in order for the receiving party to perform its obligations under or pursuant to this Agreement, and each party undertakes to ensure that such employees and agents are bound by confidentiality and nondisclosure obligations with respect to such Confidential Information that are no less strict than the confidentiality and nondisclosure obligations set forth in this **Paragraph 22.** Each party shall use at least the same degree of care to protect the Confidential Information of the other party as it employs to protect its own confidential and proprietary information (or information of its customers or suppliers) of a similar nature, which shall be no less than a reasonable standard of care. Except as otherwise provided in this Agreement, all Confidential Information shall remain the sole property of the disclosing party. The obligations of the receiving party under this **Paragraph 22** shall continue during the Term of this Agreement and for a period of three (3) years after expiration or termination of this Agreement; provided, however, that with respect to trade secret information, the obligations of the receiving party under this **Paragraph 22** shall continue for as long as such information remains a trade secret.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officers, representatives or attorneys-in-fact, as of the day and year first above written.

CCI:

CRAWFORD COMMUNICATIONS, INC.

By: ______________________

Its: President, Satellite Services

USER:

THE TUBE MUSIC NETWORK, INC.

By: ______________________

Its: CFO